EXHIBIT 99.1
2Q 2023 Earnings Release

FOR IMMEDIATE RELEASE	July 28, 2023

ExxonMobil Announces Second-Quarter 2023 Results
•Structural earnings improvements contributed to strong second-quarter earnings of $7.9 billion
•Achieved record quarterly production in the Permian and Guyana, demonstrating excellent operational performance
•Highest second-quarter global refinery throughput in the last 15 years1
•Expanded leadership in carbon capture and storage by agreeing to acquire Denbury and reaching 5 million metric tons per year of CO2 offtake contracts with industrial customers2

Results Summary

2Q23	1Q23	Change vs 1Q23	2Q22	Change vs 2Q22	Dollars in millions (except per share data)	YTD 2023	YTD 2022	Change vs YTD 2022
7,880	11,430	-3,550	17,850	-9,970	Earnings (U.S. GAAP)	19,310	23,330	-4,020
7,874	11,618	-3,744	17,551	-9,677	Earnings Excluding Identified Items (non-GAAP)	19,492	26,384	-6,892

1.94	2.79	-0.85	4.21	-2.27	Earnings Per Common Share [3]	4.73	5.49	-0.76
1.94	2.83	-0.89	4.14	-2.20	Earnings Excl. Identified Items Per Common Share [3]	4.77	6.21	-1.44

6,166	6,380	-214	4,609	+1,557	Capital and Exploration Expenditures	12,546	9,513	+3,033

SPRING, Texas – July 28, 2023 – Exxon Mobil Corporation today announced second-quarter 2023 earnings of $7.9 billion, or $1.94 per share assuming dilution. Capital and exploration expenditures were $6.2 billion in the second quarter and $12.5 billion for the first half of 2023, in line with the company's full-year guidance of $23 billion to $25 billion.

“The work we've been doing to improve our underlying profitability is reflected in our second-quarter results, which doubled from what we earned in a comparable industry commodity price environment4 just five years ago,” said Darren Woods, chairman and chief executive officer.

“Earnings totaled more than $19 billion during the first half of the year, and we are on track to structurally reduce costs by $9 billion at year end compared to 2019. Production is up 20% year-over-year in Guyana and the Permian, and we are playing a leading role in the industry's energy transition with an agreement to acquire Denbury and with three world-scale CO2 offtake agreements. This reflects the significant opportunity to profitably grow our Low Carbon Solutions business by creating a compelling customer decarbonization proposition with the potential to reduce Gulf Coast industrial emissions by 100 million metric tons per year5.”

1 Highest second-quarter global refinery throughput in the last 15 years (2009-2023) based on current refinery circuit.
2 Based on contracts to move 5 MTA starting in 2025 subject to additional investment by ExxonMobil and permitting for carbon capture and storage projects.
3 Assuming dilution.
4 Based on ExxonMobil's assessment of historical industry commodity prices and margins referencing Intercontinental Exchange (ICE), S&P Global Platts, IHS Markit as well as company estimates and analysis, the second-quarter 2023 industry commodity price environment is comparable to the second-quarter of 2018. General industry commodity price environment comparisons may not be a complete match for individual segments.
5 Subject to additional investment by ExxonMobil and permitting for carbon capture and storage projects.

1Q23 to 2Q23 Factor Analysis

Second-Quarter 2023 Financial Highlights
•Earnings were $7.9 billion compared with first-quarter earnings of $11.4 billion. Excluding the identified item associated with additional European taxes on the energy sector, earnings were $7.9 billion compared with $11.6 billion in the prior quarter.
•Lower natural gas realizations and industry refining margins adversely impacted earnings. Results benefited from the absence of prior quarter unfavorable derivative mark-to-market impacts.
•The company remains on track to deliver $9 billion of structural cost savings by the end of 2023 relative to 2019, having achieved cumulative structural cost savings of $8.3 billion to date.
•Cash flow from operations totaled $9.4 billion and free cash flow was $5.0 billion, which includes a net working capital impact of $3.6 billion primarily driven by higher seasonal cash tax payments. Cash flow from operations excluding working capital was $13.0 billion. The company's debt-to-capital ratio remained at 17% and net-debt-to-capital ratio was 5%, reflecting a period-end cash balance of $29.6 billion.
•The three new central organizations formed this past quarter, Global Business Solutions, ExxonMobil Supply Chain, and Global Trading, are off to a good start, further leveraging the company's scale and integrated business model to lower cost and improve performance.

Shareholder Distributions
•Second-quarter shareholder distributions of $8.0 billion included $4.3 billion of share repurchases and $3.7 billion of dividends.
•The Corporation declared a third-quarter dividend of $0.91 per share, payable on Sept. 11, 2023, to shareholders of record of Common Stock at the close of business on Aug. 16, 2023.

ADVANCING CLIMATE SOLUTIONS

Carbon Capture and Storage1
•Already a global leader in carbon capture and storage (CCS), ExxonMobil expanded its position further by entering into a definitive agreement to acquire Denbury Inc. The planned acquisition provides ExxonMobil with one of the largest owned and operated carbon dioxide (CO2) pipeline networks in the United States at 1,300 miles, most of which is located along the U.S. Gulf Coast, one of the largest U.S. markets for CO2 emissions. The planned acquisition includes 10 strategically located onshore sequestration sites as well as Denbury's 20-plus years of expertise in transporting and storing CO2. An established, cost-efficient transportation and storage system accelerates CCS deployment for ExxonMobil and third-party customers and underpins multiple low-carbon value chains including CCS, hydrogen, ammonia, biofuels, and direct air capture.
•ExxonMobil and Nucor Corporation, one of North America’s largest steel producers, have entered into a long-term commercial agreement in which ExxonMobil, subject to government permitting, will capture, transport, and store up to 800,000 metric tons of CO2 per year from Nucor’s steel manufacturing site in Convent, Louisiana. The project, expected to start up in 2026, will tie into the same CO2 infrastructure that will be used by the company’s project with CF Industries.
The agreement with Nucor is the third CCS agreement announced in the past twelve months and brings the total contracted CO2 to transport and store for third-party customers to 5 million metric tons per year. That is equivalent to replacing approximately 2 million gasoline-powered cars with electric vehicles2, which is roughly equal to the number of electric vehicles on U.S. roads today.

1 The emission reduction outcome of these projects is subject to the timing and regulatory approval of necessary permits, acquisition of rights of way, changes in regulatory policy, supply chain disruptions, and other market conditions.
2 ExxonMobil analysis based on assumptions for U.S. in 2022, including average distance traveled, fuel efficiency, average power grid carbon intensity, electric vehicle charging efficiency and other factors. Gas-powered cars include light-duty vehicles (cars, light trucks and SUVs).

.
EARNINGS AND VOLUME SUMMARY BY SEGMENT

Upstream
2Q23	1Q23	2Q22	Dollars in millions (unless otherwise noted)	YTD 2023	YTD 2022
			Earnings/(Loss) (U.S. GAAP)
920	1,632	3,749	United States	2,552	6,125
3,657	4,825	7,622	Non-U.S.	8,482	9,734
4,577	6,457	11,371	Worldwide	11,034	15,859

			Earnings/(Loss) Excluding Identified Items (non-GAAP)
920	1,632	3,450	United States	2,552	5,826
3,669	4,983	7,622	Non-U.S.	8,652	12,989
4,589	6,615	11,072	Worldwide	11,204	18,815

3,608	3,831	3,732	Production (koebd)	3,719	3,704
•Upstream second-quarter earnings were $4.6 billion, a decrease of $1.9 billion from the first quarter. The main factors were lower natural gas prices, which declined 40%, and seasonally higher scheduled maintenance. Identified items unfavorably impacted earnings by $12 million this quarter, down from $158 million in the previous quarter. Earnings excluding identified items decreased from $6.6 billion in the first quarter to $4.6 billion in the second quarter.
•Compared to the same quarter last year, earnings decreased $6.8 billion. Excluding identified items, earnings declined $6.5 billion, driven by lower crude and natural gas realizations. Production in Guyana and the Permian grew by a combined 20% compared to the prior-year quarter. The increase was offset by impacts from divestments, the Sakhalin-1 expropriation, and government-mandated curtailments.
•Year-to-date earnings were $11.0 billion, a decrease of $4.8 billion versus the first half of 2022. The prior-year period was negatively impacted by an identified item associated with the Sakhalin-1 expropriation. Excluding identified items, earnings declined $7.6 billion year-over-year. Higher production from advantaged projects in Guyana and the Permian provided a partial offset to lower crude and natural gas realizations. Year-to-date production was 3.7 million oil-equivalent barrels per day. Excluding divestments, entitlements, government mandates, and the Sakhalin-1 expropriation, net production grew by more than 160,000 oil-equivalent barrels per day driven by Guyana and the Permian.

Energy Products
2Q23	1Q23	2Q22	Dollars in millions (unless otherwise noted)	YTD 2023	YTD 2022
			Earnings/(Loss) (U.S. GAAP)
1,528	1,910	2,655	United States	3,438	3,144
782	2,273	2,617	Non-U.S.	3,055	1,933
2,310	4,183	5,273	Worldwide	6,493	5,077

			Earnings/(Loss) Excluding Identified Items (non-GAAP)
1,528	1,910	2,655	United States	3,438	3,144
764	2,303	2,617	Non-U.S.	3,067	1,933
2,292	4,213	5,273	Worldwide	6,505	5,077

5,658	5,277	5,310	Energy Products Sales (kbd)	5,469	5,211
•Energy Products second-quarter earnings totaled $2.3 billion, down $1.9 billion from the first quarter. Industry margins declined sequentially from a strong first quarter on weaker diesel margins as Russian supply concerns eased. Lower margins were partially offset by higher volumes from the first full quarter of the Beaumont refinery expansion, lower scheduled maintenance, and continued strong reliability.
•Compared to the same quarter last year, earnings decreased $3.0 billion from lower industry refining margins, partly offset by increased marketing and trading contributions.
•Year-to-date earnings were $6.5 billion, an increase of $1.4 billion versus the first half of 2022. Margins improved as higher marketing and trading contributions more than offset declining industry refining margins. In addition, the impact from higher volumes, mainly from the start-up of the Beaumont refinery expansion and improved reliability, was partly offset by higher planned maintenance expense.

Chemical Products
2Q23	1Q23	2Q22	Dollars in millions (unless otherwise noted)	YTD 2023	YTD 2022
			Earnings/(Loss) (U.S. GAAP)
486	324	625	United States	810	1,395
342	47	450	Non-U.S.	389	1,086
828	371	1,076	Worldwide	1,199	2,481

			Earnings/(Loss) Excluding Identified Items (non-GAAP)
486	324	625	United States	810	1,395
342	47	450	Non-U.S.	389	1,086
828	371	1,076	Worldwide	1,199	2,481

4,849	4,649	4,811	Chemical Products Sales (kt)	9,498	9,829
•Chemical Products second-quarter earnings were $828 million, up from $371 million in the first quarter, mainly on improved margins from lower feed costs. Earnings also benefited from lower planned maintenance expense and increased sales volumes.
•Compared to the same quarter last year, earnings decreased $248 million on weaker industry margins and unfavorable volume/mix effects.
•Year-to-date earnings were $1.2 billion, a decrease of $1.3 billion versus the first half of 2022, driven by weaker industry margins, lower sales volumes reflecting softer market fundamentals in the first quarter, and higher planned maintenance.
•The Baytown chemical expansion project, which will add 750 kta of performance chemicals production, achieved mechanical completion in the second quarter, with a phased start-up expected in the third quarter this year.

Specialty Products
2Q23	1Q23	2Q22	Dollars in millions (unless otherwise noted)	YTD 2023	YTD 2022
			Earnings/(Loss) (U.S. GAAP)
373	451	232	United States	824	478
298	323	185	Non-U.S.	621	415
671	774	417	Worldwide	1,445	893

			Earnings/(Loss) Excluding Identified Items (non-GAAP)
373	451	232	United States	824	478
298	323	185	Non-U.S.	621	415
671	774	417	Worldwide	1,445	893

1,905	1,940	2,100	Specialty Products Sales (kt)	3,845	4,107
•Specialty Products earnings were $671 million, down $103 million from the first quarter. Lower basestock margins and higher scheduled maintenance expense were partly offset by favorable tax items.
•Compared to the same quarter last year, earnings increased by $254 million. Stronger finished lubes and basestock margins were partially offset by lower sales volumes.
•Year-to-date earnings were $1.4 billion, an increase of $552 million versus the first half of 2022. Both basestock and finished lubes margins improved from lower feed costs, partially offset by lower sales volumes.
•During the second quarter, ExxonMobil announced it is planning to build a lubricants manufacturing plant in Raigad, India. The new plant is expected to produce 159,000 kiloliters of finished lubricants per year to help meet demand growth in India, with start-up expected by year-end 2025.

Corporate and Financing
2Q23	1Q23	2Q22	Dollars in millions (unless otherwise noted)	YTD 2023	YTD 2022
(506)	(355)	(286)	Earnings/(Loss) (U.S. GAAP)	(861)	(980)
(506)	(355)	(286)	Earnings/(Loss) Excluding Identified Items (non-GAAP)	(861)	(882)
•Corporate and Financing reported net charges of $506 million. This was an increase of $151 million versus the first quarter driven by unfavorable foreign exchange impacts and tax items.
•Compared to the same quarter last year, net charges increased $220 million. Unfavorable tax items and foreign exchange impacts were partly offset by lower financing costs.
•Year-to-date charges were $861 million, a decrease of $119 million compared to the first half of 2022. Excluding the identified item associated with the Sakhalin-1 expropriation, net charges decreased $21 million.

.
CASH FLOW FROM OPERATIONS AND ASSET SALES EXCLUDING WORKING CAPITAL

2Q23	1Q23	2Q22	Dollars in millions (unless otherwise noted)	YTD 2023	YTD 2022
8,153	11,843	18,574	Net income/(loss) including noncontrolling interests	19,996	24,324
4,242	4,244	4,451	Depreciation and depletion (includes impairments)	8,486	13,334
(3,583)	(302)	(2,747)	Changes in operational working capital, excluding cash and debt	(3,885)	(1,661)
571	556	(315)	Other	1,127	(1,246)
9,383	16,341	19,963	Cash Flow from Operating Activities (U.S. GAAP)	25,724	34,751

1,287	854	939	Proceeds from asset sales and returns of investments	2,141	1,232
10,670	17,195	20,902	Cash Flow from Operations and Asset Sales (non-GAAP)	27,865	35,983

3,583	302	2,747	Exclude changes in operational working capital, excluding cash and debt	3,885	1,661
14,253	17,497	23,649	Cash Flow from Operations and Asset Sales excluding Working Capital (non-GAAP)	31,750	37,644

(1,287)	(854)	(939)	Exclude proceeds from asset sales and returns of investments	(2,141)	(1,232)
12,966	16,643	22,710	Cash Flow from Operations excluding Working Capital (non-GAAP)	29,609	36,412

FREE CASH FLOW

2Q23	1Q23	2Q22	Dollars in millions (unless otherwise noted)	YTD 2023	YTD 2022
9,383	16,341	19,963	Cash Flow from Operating Activities (U.S. GAAP)	25,724	34,751
(5,359)	(5,412)	(3,837)	Additions to property, plant and equipment	(10,771)	(7,748)
(389)	(445)	(226)	Additional investments and advances	(834)	(643)
105	78	60	Other investing activities including collection of advances	183	150
1,287	854	939	Proceeds from asset sales and returns of investments	2,141	1,232
5,027	11,416	16,899	Free Cash Flow (non-GAAP)	16,443	27,742

CALCULATION OF STRUCTURAL COST SAVINGS

Dollars in billions (unless otherwise noted)	Twelve Months Ended December 31,		Six Months Ended June 30,
	2019	2022	2022	2023
Components of Operating Costs
From ExxonMobil’s Consolidated Statement of Income (U.S. GAAP)
Production and manufacturing expenses	36.8	42.6	20.9	18.3
Selling, general and administrative expenses	11.4	10.1	4.9	4.8
Depreciation and depletion (includes impairments)	19.0	24.0	13.3	8.5
Exploration expenses, including dry holes	1.3	1.0	0.5	0.3
Non-service pension and postretirement benefit expense	1.2	0.5	0.2	0.3
Subtotal	69.7	78.2	39.9	32.2
ExxonMobil’s share of equity company expenses (non-GAAP)	9.1	13.0	5.8	5.0
Total Adjusted Operating Costs (non-GAAP)	78.8	91.2	45.7	37.2

Total Adjusted Operating Costs (non-GAAP)	78.8	91.2	45.7	37.2
Less:
Depreciation and depletion (includes impairments)	19.0	24.0	13.3	8.5
Non-service pension and postretirement benefit expense	1.2	0.5	0.2	0.3
Other adjustments (includes equity company depreciation and depletion)	3.6	3.5	1.8	1.5
Total Cash Operating Expenses (Cash Opex) (non-GAAP)	55.0	63.2	30.4	26.9

Energy and production taxes (non-GAAP)	11.0	23.8	11.0	7.5
Total Cash Operating Expenses (Cash Opex) excluding Energy and Production Taxes (non-GAAP)	44.0	39.4	19.4	19.4

		Change vs 2019		Change vs 2022	Estimated Cumulative vs 2019
Total Cash Operating Expenses (Cash Opex) excluding Energy and Production Taxes (non-GAAP)		-4.6		0.0

Market		+2.7		+0.4
Activity/Other		+0.1		+0.5
Structural Savings		-7.4		-0.9	-8.3

This press release also references structural cost savings. Structural cost savings describe decreases in cash opex excluding energy and production taxes as a result of operational efficiencies, workforce reductions, and other cost-saving measures that are expected to be sustainable compared to 2019 levels. Relative to 2019, estimated cumulative structural cost savings totaled $8.3 billion, which included an additional $0.9 billion in the first six months of 2023. The total change between periods in expenses above will reflect both structural cost savings and other changes in spend, including market factors, such as inflation and foreign exchange impacts, as well as changes in activity levels and costs associated with new operations. Estimates of cumulative annual structural savings may be revised depending on whether cost reductions realized in prior periods are determined to be sustainable compared to 2019 levels. For example, in 2Q23 we recognized an additional $0.5 billion of prior period reductions that we now view as structurally sustainable. Structural cost savings are stewarded internally to support management's oversight of spending over time. This measure is useful for investors to understand the Corporation's efforts to optimize spending through disciplined expense management.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 7:30 a.m. Central Time on July 28, 2023. To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Important Information about the Transaction and Where to Find It
In connection with the proposed transaction between Exxon Mobil Corporation (“ExxonMobil”) and Denbury Inc. (“Denbury”), ExxonMobil and Denbury will file relevant materials with the Securities and Exchange Commission (the “SEC”), including a registration statement on Form S-4 filed by ExxonMobil that will include a proxy statement of Denbury that also constitutes a prospectus of ExxonMobil. A definitive proxy statement/prospectus will be mailed to stockholders of Denbury. This communication is not a substitute for the registration statement, proxy statement or prospectus or any other document that ExxonMobil or Denbury (as applicable) may file with the SEC in connection with the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF EXXONMOBIL AND DENBURY ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the registration statement and the proxy statement/prospectus (when they become available), as well as other filings containing important information about ExxonMobil or Denbury, without charge at the SEC’s Internet website (http://www.sec.gov). Copies of the documents filed with the SEC by ExxonMobil will be available free of charge on ExxonMobil’s internet website at www.exxonmobil.com under the tab “investors” and then under the tab “SEC Filings” or by contacting ExxonMobil’s Investor Relations Department at investor.relations@exxonmobil.com. Copies of the documents filed with the SEC by Denbury will be available free of charge on Denbury’s internet website at https://investors.denbury.com/investors/financial-information/sec-filings/ or by directing a request to Denbury Inc., ATTN: Investor Relations, 5851 Legacy Circle, Suite 1200, Plano, TX 75024, Tel. No. (972) 673-2000. The information included on, or accessible through, ExxonMobil’s or Denbury’s website is not incorporated by reference into this communication.
Participants in the Solicitation
ExxonMobil, Denbury, their respective directors and certain of their respective executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of Denbury is set forth in its proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on April 18, 2023, and in its Form 10-K for the year ended December 31, 2022, which was filed with the SEC on February 23, 2023. Information about the directors and executive officers of ExxonMobil is set forth in its proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on April 13, 2023, and in its Form 10-K for the year ended December 31, 2022, which was filed with the SEC on February 22, 2023. Additional information regarding the participants in the proxy solicitations and a description of their direct or indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials filed with the SEC when they become available.
No Offer or Solicitation
This communication is for informational purposes and is not intended to, and shall not, constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.
Cautionary Statement
Statements related to outlooks; projections; descriptions of strategic, operating, and financial plans and objectives; statements of future ambitions and plans; and other statements of future events or conditions in this release, are forward-looking statements. Similarly, discussion of future carbon capture, transportation and storage, as well as biofuel, hydrogen and other plans to reduce emissions are dependent on future market factors, such as continued technological progress, policy support and timely rule-making and permitting, and represent forward-looking statements. Actual future results, including financial and operating performance; total capital expenditures and mix, including allocations of capital to low carbon solutions; structural earnings improvement and structural cost reductions and efficiency gains, including the ability to offset inflationary pressure; plans to reduce future emissions and emissions intensity; ambitions to reach Scope 1 and Scope 2 net zero from operated assets by 2050, plans to reach net zero Scope 1 and 2 emissions in Upstream Permian Basin unconventional operated assets by 2030, eliminating routine flaring in-line with World Bank Zero Routine Flaring, reaching near-zero methane emissions from its operations, meeting ExxonMobil’s emission reduction goals and plans, divestment and start-up plans, and associated project plans as well as technology efforts; timing and outcome of projects related to the capture, transportation and storage of CO2, and produced biofuels, including completion of the Denbury acquisition; changes in law, taxes, or regulation including environmental and tax regulations, trade sanctions, and timely granting of governmental permits and certifications; timing and outcome of hydrogen projects; cash flow, dividends and shareholder returns, including the timing and amounts of share repurchases; future debt levels and credit ratings; business and project plans, timing, costs, capacities and returns; and resource recoveries and production rates, could differ materially due to a number of factors. These include global or regional changes in the supply and demand for oil, natural gas, petrochemicals, and feedstocks and other market factors, economic conditions and seasonal fluctuations that impact prices and differentials for our products; government policies supporting lower carbon investment opportunities such as the U.S. Inflation Reduction Act or policies limiting the attractiveness of future investment such as the additional European taxes on the energy sector; variable impacts of trading activities on our margins and results each quarter; actions of competitors and commercial counterparties; the outcome of commercial negotiations, including final agreed terms and conditions; the ability to access debt markets; the ultimate impacts of COVID-19 or other public health crises, including the effects of government responses on people and economies; reservoir performance, including variability and timing factors applicable to unconventional resources; the level and outcome of exploration projects and decisions to invest in future reserves; timely completion of development and other construction projects; final management approval of future projects and any changes in the scope, terms, or costs of such projects as approved; government policies and support and market demand for low carbon technologies; war, civil unrest, attacks against the company or industry and other political or security disturbances; expropriations, seizure, or capacity, insurance or shipping limitations by foreign governments or laws; opportunities for potential acquisitions, investments or divestments and satisfaction of applicable conditions to closing, including timely regulatory approvals; the capture of efficiencies within and between business lines and the ability to maintain near-term cost reductions as ongoing efficiencies; unforeseen technical or operating difficulties and unplanned maintenance; the development and competitiveness of alternative energy and emission reduction technologies; the results of research programs and the ability to bring new technologies to commercial scale on a cost-competitive basis; and other factors discussed under Item 1A. Risk Factors of ExxonMobil’s 2022 Form 10-K.
Forward-looking and other statements regarding our environmental, social and other sustainability efforts and aspirations are not an indication that these statements are necessarily material to investors or requiring disclosure in our filing with the SEC. In addition, historical, current, and forward-looking environmental, social and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future, including future rule-making.
Frequently Used Terms and Non-GAAP Measures
This press release includes cash flow from operations and asset sales (non-GAAP). Because of the regular nature of our asset management and divestment program, the company believes it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities for the 2022 and 2023 periods is shown on page 7.
This press release also includes cash flow from operations excluding working capital (non-GAAP), and cash flow from operations and asset sales excluding working capital (non-GAAP). The company believes it is useful for investors to consider these numbers in comparing the underlying performance of the company's business across periods when there are significant period-to-period differences in the amount of changes in working capital. A reconciliation to net cash provided by operating activities for the 2022 and 2023 periods is shown on page 7.
This press release also includes earnings/(loss) excluding identified items (non-GAAP), which are earnings/(loss) excluding individually significant non-operational events with, typically, an absolute corporate total earnings impact of at least $250 million in a given quarter. The earnings/(loss) impact of an identified item for an individual segment may be less than $250 million when the item impacts several periods or several segments. Earnings/(loss) excluding identified items does include non-operational earnings events or impacts that are generally below the $250 million threshold utilized for identified items. When the effect of these events is significant in aggregate, it is indicated in analysis of period results as part of quarterly earnings press release and teleconference materials. Management uses these figures to improve comparability of the underlying business across multiple periods by isolating and removing significant non-operational events from business results. The Corporation believes this view provides investors increased transparency into business results and trends and provides investors with a view of the business as seen through the eyes of management. Earnings excluding identified items is not meant to be viewed in isolation or as a substitute for net income/(loss) attributable to ExxonMobil as prepared in accordance with U.S. GAAP. A reconciliation to earnings is shown for 2023 and 2022 periods in Attachments II-a and II-b. Corresponding per share amounts are shown on page 1 and in Attachment II-a, including a reconciliation to earnings/(loss) per common share – assuming dilution (U.S. GAAP).
This press release also includes total taxes including sales-based taxes. This is a broader indicator of the total tax burden on the Corporation’s products and earnings, including certain sales and value-added taxes imposed on and concurrent with revenue-producing transactions with customers and collected on behalf of governmental authorities (“sales-based taxes”). It combines “Income taxes” and “Total other taxes and duties” with sales-based taxes, which are reported net in the income statement. The company believes it is useful for the Corporation and its investors to understand the total tax burden imposed on the Corporation’s products and earnings. A reconciliation to total taxes is shown in Attachment I-a.
This press release also references free cash flow (non-GAAP). Free cash flow is the sum of net cash provided by operating activities and net cash flow used in investing activities. This measure is useful when evaluating cash available for financing activities, including shareholder distributions, after investment in the business. Free cash flow is not meant to be viewed in isolation or as a substitute for net cash provided by operating activities. A reconciliation to net cash provided by operating activities for the 2022 and 2023 periods is shown on page 7.
References to resources or resource base may include quantities of oil and natural gas classified as proved reserves, as well as quantities that are not yet classified as proved reserves, but that are expected to be ultimately recoverable. The term “resource base” or similar terms are not intended to correspond to SEC definitions such as “probable” or “possible” reserves. A reconciliation of production excluding divestments, entitlements, and government mandates to actual production is contained in the Supplement to this release included as Exhibit 99.2 to the Form 8-K filed the same day as this news release.
The term “project” as used in this news release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports. Projects or plans may not reflect investment decisions made by the company. Individual opportunities may advance based on a number of factors, including availability of supportive policy, technology for cost-effective abatement, and alignment with our partners and other stakeholders. The company may refer to these opportunities as projects in external disclosures at various stages throughout their progression.
Government mandates are changes to ExxonMobil’s sustainable production levels as a result of production limits or sanctions imposed by governments.
This press release also references structural cost savings, for more details see page 8.

Reference to Earnings
References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Energy Products, Chemical Products, Specialty Products and Corporate and Financing segment earnings, and earnings per share are ExxonMobil’s share after excluding amounts attributable to noncontrolling interests.
Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as Corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships. ExxonMobil's ambitions, plans and goals do not guarantee any action or future performance by its affiliates or Exxon Mobil Corporation's responsibility for those affiliates' actions and future performance, each affiliate of which manages its own affairs.
Throughout this press release, both Exhibit 99.1 as well as Exhibit 99.2, due to rounding, numbers presented may not add up precisely to the totals indicated.

.	ATTACHMENT I-a
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Preliminary)

Dollars in millions (unless otherwise noted)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues and other income
Sales and other operating revenue	80,795	111,265	164,439	198,999
Income from equity affiliates	1,382	3,688	3,763	6,226
Other income	737	728	1,276	956
Total revenues and other income	82,914	115,681	169,478	206,181
Costs and other deductions
Crude oil and product purchases	47,598	65,613	93,601	118,001
Production and manufacturing expenses	8,860	10,686	18,296	20,927
Selling, general and administrative expenses	2,449	2,530	4,839	4,939
Depreciation and depletion (includes impairments)	4,242	4,451	8,486	13,334
Exploration expenses, including dry holes	133	286	274	459
Non-service pension and postretirement benefit expense	164	120	331	228
Interest expense	249	194	408	382
Other taxes and duties	7,563	6,868	14,784	14,422
Total costs and other deductions	71,258	90,748	141,019	172,692
Income/(Loss) before income taxes	11,656	24,933	28,459	33,489
Income tax expense/(benefit)	3,503	6,359	8,463	9,165
Net income/(loss) including noncontrolling interests	8,153	18,574	19,996	24,324
Net income/(loss) attributable to noncontrolling interests	273	724	686	994
Net income/(loss) attributable to ExxonMobil	7,880	17,850	19,310	23,330

OTHER FINANCIAL DATA
Dollars in millions (unless otherwise noted)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Earnings per common share (U.S. dollars)	1.94	4.21	4.73	5.49
Earnings per common share - assuming dilution (U.S. dollars)	1.94	4.21	4.73	5.49

Dividends on common stock
Total	3,701	3,727	7,439	7,487
Per common share (U.S. dollars)	0.91	0.88	1.82	1.76

Millions of common shares outstanding
Average - assuming dilution	4,066	4,233	4,084	4,248

Taxes
Income taxes	3,503	6,359	8,463	9,165
Total other taxes and duties	8,328	7,779	16,423	16,228
Total taxes	11,831	14,138	24,886	25,393
Sales-based taxes	6,281	6,857	12,313	12,957
Total taxes including sales-based taxes	18,112	20,995	37,199	38,350

ExxonMobil share of income taxes of equity companies	498	2,133	1,733	3,180

.	ATTACHMENT I-b
CONDENSED CONSOLIDATED BALANCE SHEET
(Preliminary)

Dollars in millions (unless otherwise noted)	June 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	29,528	29,640
Cash and cash equivalents – restricted	29	25
Notes and accounts receivable – net	35,915	41,749
Inventories
Crude oil, products and merchandise	20,006	20,434
Materials and supplies	4,243	4,001
Other current assets	2,039	1,782
Total current assets	91,760	97,631
Investments, advances and long-term receivables	47,273	49,793
Property, plant and equipment – net	206,736	204,692
Other assets, including intangibles – net	17,479	16,951
Total Assets	363,248	369,067

LIABILITIES
Current liabilities
Notes and loans payable	3,929	634
Accounts payable and accrued liabilities	54,404	63,197
Income taxes payable	3,482	5,214
Total current liabilities	61,815	69,045
Long-term debt	37,567	40,559
Postretirement benefits reserves	10,278	10,045
Deferred income tax liabilities	23,460	22,874
Long-term obligations to equity companies	2,036	2,338
Other long-term obligations	21,095	21,733
Total Liabilities	156,251	166,594

EQUITY
Common stock without par value
(9,000 million shares authorized, 8,019 million shares issued)	16,029	15,752
Earnings reinvested	444,731	432,860
Accumulated other comprehensive income	(12,657)	(13,270)
Common stock held in treasury
(4,016 million shares at June 30, 2023, and 3,937 million shares at December 31, 2022)	(249,057)	(240,293)
ExxonMobil share of equity	199,046	195,049
Noncontrolling interests	7,951	7,424
Total Equity	206,997	202,473
Total Liabilities and Equity	363,248	369,067

.	ATTACHMENT I-c
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Preliminary)

Dollars in millions (unless otherwise noted)	Six Months Ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss) including noncontrolling interests	19,996	24,324
Depreciation and depletion (includes impairments)	8,486	13,334
Changes in operational working capital, excluding cash and debt	(3,885)	(1,661)
All other items – net	1,127	(1,246)
Net cash provided by operating activities	25,724	34,751

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(10,771)	(7,748)
Proceeds from asset sales and returns of investments	2,141	1,232
Additional investments and advances	(834)	(643)
Other investing activities including collection of advances	183	150
Net cash used in investing activities	(9,281)	(7,009)

CASH FLOWS FROM FINANCING ACTIVITIES
Additions to long-term debt	136	—
Reductions in long-term debt	(6)	—
Reductions in short-term debt	(172)	(2,336)
Additions/(Reductions) in debt with three months or less maturity	(172)	1,303
Contingent consideration payments	(68)	(58)
Cash dividends to ExxonMobil shareholders	(7,439)	(7,487)
Cash dividends to noncontrolling interests	(293)	(123)
Changes in noncontrolling interests	11	(697)
Common stock acquired	(8,680)	(5,986)
Net cash provided by (used in) financing activities	(16,683)	(15,384)
Effects of exchange rate changes on cash	132	(299)
Increase/(Decrease) in cash and cash equivalents	(108)	12,059
Cash and cash equivalents at beginning of period	29,665	6,802
Cash and cash equivalents at end of period	29,557	18,861

.	ATTACHMENT II-a
KEY FIGURES: IDENTIFIED ITEMS

2Q23	1Q23	2Q22	Dollars in Millions (unless otherwise noted)	YTD 2023	YTD 2022
7,880	11,430	17,850	Earnings/(Loss) (U.S. GAAP)	19,310	23,330

			Identified Items
—	—	—	Impairments	—	(2,975)
—	—	299	Gain/(Loss) on sale of assets	—	299
6	(188)	—	Tax-related items	(182)	—
—	—	—	Other	—	(378)
6	(188)	299	Total Identified Items	(182)	(3,054)

7,874	11,618	17,551	Earnings/(Loss) Excluding Identified Items (non-GAAP)	19,492	26,384

2Q23	1Q23	2Q22	Dollars Per Common Share	YTD 2023	YTD 2022
1.94	2.79	4.21	Earnings/(Loss) Per Common Share ¹ (U.S. GAAP)	4.73	5.49

			Identified Items Per Common Share ¹
—	—	—	Impairments	—	(0.70)
—	—	0.07	Gain/(Loss) on sale of assets	—	0.07
0.00	(0.04)	—	Tax-related items	(0.04)	—
—	—	—	Other	—	(0.09)
0.00	(0.04)	0.07	Total Identified Items Per Common Share ¹	(0.04)	(0.72)

1.94	2.83	4.14	Earnings/(Loss) Excl. Identified Items Per Common Share ¹ (non-GAAP)	4.77	6.21
¹ Assuming dilution.

.	ATTACHMENT II-b
KEY FIGURES: IDENTIFIED ITEMS BY SEGMENT

Second Quarter 2023	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	920	3,657	1,528	782	486	342	373	298	(506)	7,880

Identified Items
Tax-related items	—	(12)	—	18	—	—	—	—	—	6
Total Identified Items	—	(12)	—	18	—	—	—	—	—	6

Earnings/(Loss) Excl. Identified Items (non-GAAP)	920	3,669	1,528	764	486	342	373	298	(506)	7,874

First Quarter 2023	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	1,632	4,825	1,910	2,273	324	47	451	323	(355)	11,430

Identified Items
Tax-related items	—	(158)	—	(30)	—	—	—	—	—	(188)
Total Identified Items	—	(158)	—	(30)	—	—	—	—	—	(188)

Earnings/(Loss) Excl. Identified Items (non-GAAP)	1,632	4,983	1,910	2,303	324	47	451	323	(355)	11,618

Second Quarter 2022	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	3,749	7,622	2,655	2,617	625	450	232	185	(286)	17,850

Identified Items
Gain/(Loss) on sale of assets	299	—	—	—	—	—	—	—	—	299
Total Identified Items	299	—	—	—	—	—	—	—	—	299

Earnings/(Loss) Excl. Identified Items (non-GAAP)	3,450	7,622	2,655	2,617	625	450	232	185	(286)	17,551

YTD 2023	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	2,552	8,482	3,438	3,055	810	389	824	621	(861)	19,310

Identified Items
Tax-related items	—	(170)	—	(12)	—	—	—	—	—	(182)
Total Identified Items	—	(170)	—	(12)	—	—	—	—	—	(182)

Earnings/(Loss) Excl. Identified Items (non-GAAP)	2,552	8,652	3,438	3,067	810	389	824	621	(861)	19,492

YTD 2022	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	6,125	9,734	3,144	1,933	1,395	1,086	478	415	(980)	23,330

Identified Items
Impairments	—	(2,877)	—	—	—	—	—	—	(98)	(2,975)
Gain/(Loss) on sale of assets	299	—	—	—	—	—	—	—	—	299
Other	—	(378)	—	—	—	—	—	—	—	(378)
Total Identified Items	299	(3,255)	—	—	—	—	—	—	(98)	(3,054)

Earnings/(Loss) Excl. Identified Items (non-GAAP)	5,826	12,989	3,144	1,933	1,395	1,086	478	415	(882)	26,384

.	ATTACHMENT III
KEY FIGURES: UPSTREAM VOLUMES

2Q23	1Q23	2Q22	Net production of crude oil, natural gas liquids, bitumen and synthetic oil, thousand barrels per day (kbd)	YTD 2023	YTD 2022
785	820	777	United States	802	765
618	670	556	Canada/Other Americas	645	516
4	4	4	Europe	4	4
206	220	224	Africa	213	240
702	749	691	Asia	725	714
38	32	46	Australia/Oceania	35	43
2,353	2,495	2,298	Worldwide	2,424	2,282

2Q23	1Q23	2Q22	Net natural gas production available for sale, million cubic feet per day (mcfd)	YTD 2023	YTD 2022
2,346	2,367	2,699	United States	2,357	2,738
97	94	180	Canada/Other Americas	94	180
375	548	825	Europe	461	798
86	134	67	Africa	110	63
3,350	3,597	3,320	Asia	3,473	3,330
1,275	1,276	1,515	Australia/Oceania	1,276	1,421
7,529	8,016	8,606	Worldwide	7,771	8,530

3,608	3,831	3,732	Oil-equivalent production (koebd)¹	3,719	3,704

[1] Natural gas is converted to an oil-equivalent basis at six million cubic feet per one thousand barrels.

.	ATTACHMENT IV
KEY FIGURES: MANUFACTURING THROUGHPUT AND SALES

2Q23	1Q23	2Q22	Refinery throughput, thousand barrels per day (kbd)	YTD 2023	YTD 2022
1,944	1,643	1,686	United States	1,794	1,686
388	417	413	Canada	403	406
1,209	1,189	1,164	Europe	1,199	1,179
463	565	532	Asia Pacific	514	534
169	184	193	Other	176	180
4,173	3,998	3,988	Worldwide	4,086	3,985

2Q23	1Q23	2Q22	Energy Products sales, thousand barrels per day (kbd)	YTD 2023	YTD 2022
2,743	2,459	2,452	United States	2,601	2,358
2,916	2,818	2,858	Non-U.S.	2,867	2,853
5,658	5,277	5,310	Worldwide	5,469	5,211

2,401	2,177	2,208	Gasolines, naphthas	2,290	2,161
1,842	1,770	1,755	Heating oils, kerosene, diesel	1,806	1,739
344	312	350	Aviation fuels	328	319
228	215	228	Heavy fuels	221	238
844	803	769	Other energy products	823	753
5,658	5,277	5,310	Worldwide	5,469	5,211

2Q23	1Q23	2Q22	Chemical Products sales, thousand metric tons (kt)	YTD 2023	YTD 2022
1,725	1,561	1,998	United States	3,286	4,030
3,124	3,088	2,812	Non-U.S.	6,212	5,798
4,849	4,649	4,811	Worldwide	9,498	9,829

2Q23	1Q23	2Q22	Specialty Products sales, thousand metric tons (kt)	YTD 2023	YTD 2022
514	476	590	United States	991	1,111
1,391	1,464	1,511	Non-U.S.	2,855	2,995
1,905	1,940	2,100	Worldwide	3,845	4,107

.	ATTACHMENT V
KEY FIGURES: CAPITAL AND EXPLORATION EXPENDITURES

2Q23	1Q23	2Q22	Dollars in millions (unless otherwise noted)	YTD 2023	YTD 2022
			Upstream
2,206	2,108	1,644	United States	4,314	3,013
2,403	2,473	1,983	Non-U.S.	4,876	4,493
4,609	4,581	3,627	Total	9,190	7,506

			Energy Products
349	358	300	United States	707	692
382	327	206	Non-U.S.	709	380
731	685	506	Total	1,416	1,072

			Chemical Products
152	285	250	United States	437	481
507	546	169	Non-U.S.	1,053	374
659	831	419	Total	1,490	855

			Specialty Products
14	11	14	United States	25	19
89	80	42	Non-U.S.	169	60
103	91	56	Total	194	79

			Other
64	192	1	Other	256	1

6,166	6,380	4,609	Worldwide	12,546	9,513

CASH CAPITAL EXPENDITURES

2Q23	1Q23	2Q22	Dollars in millions (unless otherwise noted)	YTD 2023	YTD 2022
5,359	5,412	3,837	Additions to property, plant and equipment	10,771	7,748
284	367	166	Net investments and advances	651	493
5,643	5,779	4,003	Total Cash Capital Expenditures	11,422	8,241

.	ATTACHMENT VI
KEY FIGURES: YEAR-TO-DATE EARNINGS/(LOSS)

Results Summary

2Q23	1Q23	Change vs 1Q23	2Q22	Change vs 2Q22	Dollars in millions (except per share data)	YTD 2023	YTD 2022	Change vs YTD 2022
7,880	11,430	-3,550	17,850	-9,970	Earnings (U.S. GAAP)	19,310	23,330	-4,020
7,874	11,618	-3,744	17,551	-9,677	Earnings Excluding Identified Items (non-GAAP)	19,492	26,384	-6,892

1.94	2.79	-0.85	4.21	-2.27	Earnings Per Common Share ¹	4.73	5.49	-0.76
1.94	2.83	-0.89	4.14	-2.20	Earnings Excl. Identified Items Per Common Share ¹	4.77	6.21	-1.44

6,166	6,380	-214	4,609	+1,557	Capital and Exploration Expenditures	12,546	9,513	+3,033

¹ Assuming dilution.

Year-to-date Factor Analysis

.	ATTACHMENT VII
KEY FIGURES: EARNINGS/(LOSS) BY QUARTER

Dollars in millions (unless otherwise noted)	2023	2022	2021	2020	2019
First Quarter	11,430	5,480	2,730	(610)	2,350
Second Quarter	7,880	17,850	4,690	(1,080)	3,130
Third Quarter	—	19,660	6,750	(680)	3,170
Fourth Quarter	—	12,750	8,870	(20,070)	5,690
Full Year	—	55,740	23,040	(22,440)	14,340

Dollars per common share ¹	2023	2022	2021	2020	2019
First Quarter	2.79	1.28	0.64	(0.14)	0.55
Second Quarter	1.94	4.21	1.10	(0.26)	0.73
Third Quarter	—	4.68	1.57	(0.15)	0.75
Fourth Quarter	—	3.09	2.08	(4.70)	1.33
Full Year	—	13.26	5.39	(5.25)	3.36

[1] Computed using the average number of shares outstanding during each period; assuming dilution.